Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Kristen Galfetti

kgalfetti@amagpharma.com

(617) 498-3362

AMAG Pharmaceuticals Receives Complete Response Letter from the FDA for Ferumoxytol

-Also Announces Feraheme™ Trade Name-

LEXINGTON, MA (December 22, 2008) – AMAG Pharmaceuticals, Inc. (NASDAQ:AMAG) today announced that it has received a Complete Response letter from the U.S. Food and Drug Administration (FDA) for ferumoxytol for the treatment of iron deficiency anemia in chronic kidney disease patients.   The letter was received following the Company’s Class 1 resubmission in response to an October 2008 Complete Response letter.  The Company believes that no additional clinical trials will be required for approval.

The FDA indicated in its letter that the following additional information is required prior to granting approval of ferumoxytol:

•                  data to clarify a specific chemistry, manufacturing and controls (CMC) question;

•                  resolution of the deficiencies observed during the pre-approval inspection of the Company’s manufacturing facility; and

•                  finalization of labeling discussions with the FDA.

The FDA has also informed the Company that Feraheme™ as the trade name for ferumoxytol is acceptable.  The Company is pleased with label discussions to date and seeks approval of ferumoxytol for the treatment of iron deficiency anemia in patients with chronic kidney disease, whether or not on dialysis.  However, the final label decision rests with the FDA.

 “We will continue to work expeditiously and collaboratively with the FDA to address the issues raised in the Complete Response letter.  We are pleased with the progress that we have made in addressing the observations raised during the pre-approval inspection of our manufacturing facility, and we are fully committed to conducting our manufacturing operations consistent with the highest quality standards,” stated Brian J.G. Pereira, MD, President and Chief Executive Officer of AMAG Pharmaceuticals, Inc.

100 Hayden Avenue, Lexington, MA 02421

(617) 498-3300

The Company submitted its New Drug Application for marketing approval of Feraheme™ in December 2007 and received a Complete Response letter in October 2008.  On November 13, 2008 the Company announced that the FDA designated its resubmission as a complete, Class 1 response.

Conference Call and Webcast Access

AMAG Pharmaceuticals, Inc. will host a webcast and conference call on December 23, 2008 at 8:30 a.m. ET.

To access the conference call via telephone, please dial (877) 412-6083 from the United States or (702) 495-1202 for international access.  A telephone replay will be available from approximately 11:30 a.m. ET on December 23, 2008 through midnight December 25, 2008.  To access a replay of the conference call, dial (800) 642-1687 from the United States or (706) 645-9291 for international access.  The passcode for the live call and the replay is 79365597.

An audio webcast of the call will be available through the Investors section of the Company’s website at www.amagpharma.com.  The webcast replay will be available from approximately 11:30 a.m. ET on December 23, 2008 through midnight January 11, 2009.

About AMAG Pharmaceuticals, Inc.

AMAG Pharmaceuticals, Inc. is a biopharmaceutical company that utilizes its proprietary technology for the development and commercialization of a therapeutic iron compound to treat anemia and novel imaging agents to aid in the diagnosis of cancer and cardiovascular disease.

Ferumoxytol is being developed for use as an intravenous iron replacement therapeutic agent for the treatment of iron deficiency anemia and as a diagnostic agent for vascular-enhanced magnetic resonance imaging to assess peripheral arterial disease.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws. Any statements contained herein which do not describe historical facts, including but not limited to, statements regarding the Company’s belief that no additional clinical trials will be required prior to approval of ferumoxytol, that the Company is pleased with label discussions to date and continues to seek approval for ferumoxytol for the treatment of iron deficiency anemia in patients with chronic kidney disease, whether or not on dialysis, that the Company will continue to work expeditiously and collaboratively with the FDA to address the issues raised in the Complete Response letter, and that the Company is fully committed to conducting its manufacturing operations consistent with the highest quality standards, are forward looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward looking statements. Such risks and uncertainties include: (1) The possibility that we may not be able to adequately address the issues raised, provide the information requested by the FDA, and satisfactorily address the manufacturing deficiencies identified in the ferumoxytol Complete Response letter and obtain the necessary regulatory approvals in order to market and sell ferumoxytol, or the possibility that we may not be able address such issues, provide such information, satisfactorily address such deficiencies, or obtain such approvals in a timely manner, (2) the fact that we have limited sales and marketing expertise, (3) uncertainties regarding our ability to successfully compete in the intravenous iron replacement and imaging markets, (4) uncertainties regarding our ability to obtain favorable coverage, pricing and reimbursement for ferumoxytol, if approved, (5) uncertainties regarding our ability to manufacture ferumoxytol, (6) uncertainties relating to our patents and proprietary rights, and (7) other risks identified in our Securities and Exchange Commission filings, including our most recent Annual Report on Form 10-K.

We caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

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